SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.   20549



                              FORM 8-K


                              CURRENT REPORT
                   PURSUANT TO SECTION 13 or 15(d) of the
                       SECURITIES EXCHANGE ACT OF 1934


           Date of Report (date of earliest event reported) January 18, 1996

                   PUBLIC SERVICE COMPANY OF COLORADO
                 ________________________________________
               (exact name of registrant as specified in charter)


                                Colorado
                          ____________________
                      (State or other jurisdiction
                             of incorporation)


                     1-3280                               84-0296600
                ________________                      _________________
               (Commission File No.)                    (IRS Employer
                                                      Identification No.)


               1225 Seventeenth Street, Denver,  Colorado          80202
               __________________________________________________________
               (Address of principal executive offices)         (Zip Code)


     Registrant's telephone number, including area code    (303)  571-7511
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   ITEM 5.     Other Events

               In April 1992, the Company acquired interests in the two generating units at the Hayden Steam Electric Generating Station located near Hayden, Colorado. The Company currently is the operator of the Hayden station and owns an undivided interest in each of the two generating units at the station which in total average approximately 53%.

               On  August  18,  1993,  a  conservation  organization  filed  a complaint in the U.S. District Court for the District of Colorado ("U.S. District Court"), pursuant to Section 304 of the Federal Clean Air Act, against the Company and the other joint owners of the Hayden station. The plaintiff alleges that: 1) the station exceeded the 20% opacity limitations in excess of 19,000 six-minute intervals during the period extending from the last quarter of 1988 through mid-1993 based on the data and reports obtained from the station's continuous opacity monitors ("COMs"), which measure average emission stream opacity in six-minute intervals on a continuous basis, 2) the station was operated for over two weeks in late 1992 without a functioning electrostatic precipitator which constituted a "modification" of the station without the requisite permit from the Colorado Department of Public Health and Environment, and 3) the owners failed to operate the station in a manner consistent with good air pollution control practices. The complaint seeks, among other things, civil monetary penalties and injunctive relief. The joint owners of the station contest all of these claims and contend that there were no violations of the opacity limitation, because pursuant to the Colorado state implementation plan ("SIP"), visual emissions are to be measured by qualified personnel using the Environmental Protection Agency's ("EPA") visual test known as "Method 9" and not by any measurements from the station's COMs as alleged by the plaintiff.

               Discovery was completed and  oral arguments on summary judgment motions were heard in mid-May 1995. On July 21, 1995, the U.S. District Court entered partial summary judgment on liability issues in favor of the plaintiff in regards to the claims described in items 1) and 3) above and denied the plaintiff's motion in regards to the claims described in item
   2) above. On July 31, 1995, the joint owners filed a petition for an interlocutory appeal with the 10th Circuit Court of Appeals. On August 21, 1995, the joint owners' petition for permission to appeal was denied. Subsequent to the denial of the joint owners' petition, the U.S. District Court dismissed the plaintiffs claims described in item 2) above. The joint owners are pursuing a settlement with the conservation organization, the Colorado Department of Public Health and Environment and the EPA. If settlement is not reached, court hearings for injunctive relief, scheduled for May 1996, and the determination of penalties in connection with the litigation, not yet scheduled, will be held. Further appeals could be pursued by the joint owners if settlement is not achieved.

               In December 1995, the conservation organization filed a motion for summary judgment which would require the joint owners to come into compliance with the opacity requirements identified in the August 1993 complaint within 60 days or submit a plan for the installation of

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   additional  pollution control equipment.   On  January 26,  1996, the joint
   owners and the conservation organization reached an agreement providing for a stay of such litigation for 30 days to allow the parties to concentrate their efforts on settlement.

               Additionally, the Company had received and responded to a request from the EPA for information related to the plant and, on January 18, 1996, the EPA issued a notice of violation stating the plant had exceeded the 20% opacity limitations in excess of 10,000 additional six-minute intervals during the period extending from mid-1993 to mid-1995. It is expected that the joint owners will be able to resolve the issues related to this notice of violation as part of the settlement discussions previously mentioned.

               At this time, the Company is not able to estimate the amount, if any, of its potential liability for penalties. The plaintiff has requested, among other things, that the joint owners "pay to the EPA to finance air compliance and enforcement activities, as provided for by 42 U.S.C. section 7604(g) (1), a penalty of $25,000 per day for each of their violations of the Clean Air Act." The statute provides for penalties of up to $25,000 per day per violation, but the level of penalties imposed in any particular instance is discretionary. In setting penalties in its own enforcement actions, the EPA relies, in part, on such factors as the economic benefit of noncompliance, the actual or possible harm of noncompliance, the size of the violator, the willfulness or negligence of the violator and its degree of cooperation in resolving the matter. The Company cannot predict the level of penalties, if any, or the remedies that the court or the EPA may impose if settlement is not reached or if the joint owners are unsuccessful in a subsequent appeal.

               It  is  expected  additional pollution  control  equipment  and practices will be required at the station. The additional equipment and practices would be designed to address particulate matter, sulfur dioxide and nitrogen oxide emission concerns raised by this litigation and by the Mt. Zirkel Wilderness Area Reasonable Attribution Study previously reported, which is not yet complete. The Company is evaluating the economic impact of adding such pollution control equipment and practices on future plant operations.

               The Company believes that, consistent with historical regulatory treatment, any costs for pollution control equipment to comply with pollution control regulations would be recovered from its customers. However, no assurance can be given that this practice will continue in the future.

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                                    SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                       PUBLIC SERVICE COMPANY OF COLORADO

                                             /s/ R. C. Kelly
                                       _____________________________________
                                                  R. C. Kelly
                                       Senior Vice President, Finance,
                                      Treasurer and Chief Financial Officer


   Dated:       January 29, 1996
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